EXHIBIT 10.2

NEMUS BIOSCIENCE, INC.

STOCK OPTION GRANT NOTICE

Nemus Bioscience, Inc., a Nevada corporation (the “Company”), hereby grants to Optionee an option to purchase the number of shares of the Company's Common Stock set forth below (the “Option”). The option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement, which is attached hereto as Attachment I (the “Stock Option Agreement”) and incorporated herein in its entirety.

Optionee	Douglas A. Cesario
Date of Grant	July 23, 2018
Vesting Commencement Date	July 23, 2018
Number of Shares Subject to Option	1,195,073
Exercise Price Per Share	$.245
Total Exercise Price	$292,792.89
Expiration Date	July 23, 2028

VESTING SCHEDULE: The Option shall vest with respect to 25% of the total number of shares subject to the Option upon the Vesting Commencement Date and the remaining 75% of the total number of shares subject to the Option shall vest 1/33rd on each of the next 33 months thereafter, subject to Optionee’s continuous service as either an employee of, a non-employee director of, or active consultant providing services to the Company or any of its subsidiaries (the “Service”). Options will fully vest upon a Trigger Event, including a Sale of the Company or a Merger that will results in change of control.

In addition, if Optionee’s Service in all capacities is involuntarily terminated without Cause (as defined below) or as a result of his death or Disability (as defined in the Stock Option Agreement) or if Optionee resigns his service in all capacities for Good Reason (as defined below), and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), the Option shall immediately vest with respect to 100% of the shares subject to the Option.

“Cause” shall mean (i) Executive commits an act involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company; (iii) Executive commits a material breach of this Agreement, which breach is not cured within 30 days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within 30 days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

“Good Reason” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without Optionee’s consent: (w) material reduction of Purchaser’s base compensation; (x) material reduction in Optionee’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless Optionee’s new authority, duties or responsibilities are substantially reduced from the prior authority, duties or responsibilities; (y) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement in the event of a Change in Control as defined below; or (z) relocation of Optionee’s principal place of employment that results in an increase in Optionee’s one-way driving distance by more than fifty (50) miles from Optionee’s then current principal residence. In order to resign for Good Reason, the Optionee must provide written notice of the event giving rise to Good Reason to the Board within thirty (30) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, the Optionee’s resignation from all positions he then holds with the Company must be effective not later than thirty (30) days after the end of the Company’s cure period.

PAYMENT: Payment of the exercise price may be made in cash, check, by the cancellation of indebtedness for services rendered or any other method provided in the Stock Option Agreement.

ADDITIONAL TERMS/ACKNOWLEDGEMENTS: The undersigned Optionee acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice and the Stock Option Agreement. Optionee further acknowledges that as of the Date of Grant, this Stock Option Grant Notice and the Stock Option Agreement set forth the entire understanding between Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject.

Nemus Bioscience, Inc.

By:	/s/ Brian Murphy	/s/ Douglas Cesario
	Brian Murphy	Douglas A. Cesario
Chief Executive Officer

Date:	May 31, 2018	Date:	May 31, 2018

ATTACHMENT I:	Stock Option Agreement
ATTACHMENT II:	Notice of Exercise

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ATTACHMENT I

NEMUS BIOSCIENCE, INC.

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement (this "Agreement"), Nemus Bioscience, Inc., a Nevada corporation (the "Company"), has granted you an option to purchase the number of shares of the Company's common stock ("Common Stock") indicated in your Grant Notice at the exercise price indicated in your Grant Notice.

Your option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share are set forth in your Grant Notice and may be adjusted from time to time for Capitalization Adjustments, as provided in Section 9 below. Prior to the expiration date of your option, your option may be exercised in whole or in part.

3. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of your option. You may elect to make payment of the exercise price in cash or by check or through the cancellation of indebtedness for services rendered to the Company, or pursuant to one of the following methods:

(a) Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b) By delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at fair market value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

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(c) By cashless exercise where you will receive upon such exercise the “Net Number” of shares of the Company’s Common Stock determined according to the following formula:

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Option is then being exercised.

B = the closing sale price of the Company’s Common Stock on the trading day immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the Option at the time of such exercise.

4. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act of 1933, as amended (the "Securities Act"), or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant (as specified in your Grant Notice) and expires upon the earlier of:

(a) the Expiration Date indicated in your Grant Notice;

(b) three (3) months after the termination of your Service (as defined in your Grant Notice) for any reason except death or Disability (as defined below);

(c) eighteen (18) months after the date of your death if you die while in Service with the Company; or

(d) twelve (12) months after the termination of your Service because of a Disability. “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

7. EXERCISE.

(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in the form delivered along with your Grant Notice) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

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(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise or (3) the disposition of shares of Common Stock acquired upon such exercise.

8. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option, subject to the terms and conditions otherwise applicable to the exercise of your option, the issuance of Common Stock pursuant to such exercise and the subsequent transfer of such Common Stock.

9. CAPITALIZATION ADJUSTMENTS. If any change is made in the Common Stock subject to your option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), your option will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject thereto. Such adjustments shall be made by the Board, determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

10. CORPORATE TRANSACTION. In the event of a Corporate Transaction (as defined below), then to the extent not prohibited by applicable law, your option shall be subject to the agreement of merger, consolidation or sale in the Corporate Transaction. Such agreement may provide for one or more of the following: (i) the assumption of your option by the surviving corporation or its parent; (ii) the substitution by the surviving corporation or its parent of a similar option for your option (including an option to acquire the same consideration paid to the stockholders in the transaction that results in a Corporate Transaction); or (iii) settlement of the intrinsic value of your option (whether or not then exercisable) in cash or cash equivalents or equity followed by the cancellation of your option; in each case without your consent. In the event any surviving or acquiring corporation does not assume your option or substitute a similar option for your option, or the agreement in the Corporate Transaction does not provide for settlement or other disposition of your option, then your option shall terminate if not exercised prior to the Corporate Transaction.

For purposes of this Agreement, a "Corporate Transaction" shall be deemed to have occurred upon the effectiveness of (i) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, (iii) a reverse takeover in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iv) a sale of all of substantially all of the Company’s assets.

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11. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any employment obligation with the Company or an affiliate on either your part or the Company’s part. In addition, nothing in your option shall obligate the Company or an affiliate, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have or previously have had as a director or consultant for the Company or an affiliate.

12. STOCKHOLDER RIGHTS. You shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to your option unless and until you have satisfied all requirements for exercise of your option pursuant to its terms.

13. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate of the Company, if any, which arise in connection with your option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a fair market value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.

Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

Notwithstanding the foregoing, the Company shall not be authorized to withhold shares of Common Stock in excess of the minimum statutory withholding requirements for federal and state tax purposes, including payroll taxes.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any affiliate, if any, are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

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14. NOTICES. Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15. CHOICE OF LAW. This Agreement shall be governed by, and construed in accordance with the laws of the State of California, as such laws are applied to contracts entered into and performed in such state.

16. GOVERNING AUTHORITY. Your option is subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Company. This authority shall be exercised by the Board, or by a committee of one or more members of the Board in the event that the Board delegates its authority to a committee. The Board, in the exercise of this authority, may correct any defect, omission or inconsistency in this Agreement in a manner and to the extent the Board shall deem necessary or desirable to make your option fully effective. References to the Board also include any committee appointed by the Board to administer and interpret this Agreement. Any interpretations, amendments, rules and regulations promulgated by the Board shall be final and binding upon the Company and its successors in interest as well as you and your heirs, assigns, and other successors in interest.

17. AMENDMENT OF OPTION. The Board at any time, and from time to time, may amend the terms of your option; PROVIDED, HOWEVER, that the rights under your option shall not be impaired by any such amendment unless (i) the Company requests your consent and (ii) you consent in writing.

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ATTACHMENT II

NOTICE OF EXERCISE

Nemus Bioscience, Inc. 130 North Marina Drive Long Beach, CA 90803	Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☒

Stock option dated:	_______________

Number of shares as to which option is exercised:	_______________

Certificates to be issued in name of:	_______________

Total exercise price:	$______________

Cash payment delivered herewith:	$______________

By this exercise, I agree to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Very truly yours,

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